Exhibit 5.1

17535 Market Street, 51st Floor

Philadelphia, PA 19103-7599

TEL 215-665-8500

FAX 215-864-8999

www.ballardspahr.com

February 27, 2015

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010-3489

RE: Aqua America, Inc.

Ladies and Gentlemen:

We have acted as counsel to Aqua America, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4, dated the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company from time to time of an aggregate of up to $500 million of (i) shares of common stock, par value $0.50 per share (the “Common Stock”) and (ii) shares of preferred stock, par value $1.00 per share (“Preferred Stock”). The Common Stock and the Preferred Stock are collectively referred to in this opinion as the “Securities.”

The Company has informed us that the Securities will be issued from time to time in connection with future business combination transactions or acquisitions by the Company, or its subsidiaries, of assets, businesses or securities as set forth in the Registration Statement (and any amendments thereto), the prospectus contained therein and any prospectus supplement. We understand that prior to the issuance of any Securities under the Registration Statement, the Company will afford us an opportunity to review the operative documents pursuant to which such Securities are issued and will file any applicable amendment to the Registration Statement or Current Report on Form 8-K (which may include as an exhibit an amendment to this opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the issuance of such Securities.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Articles of Incorporation of the Company together with all amendments thereto; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the prospectus contained within the Registration Statement; (v) such corporate records, agreements, documents and other instruments; and (vi) such certificates or comparable documents of public officials and other sources believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

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Aqua America, Inc.

February 27, 2015

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities issued thereby and will at all relevant times comply with all applicable laws, (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Securities will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (v) a definitive purchase, merger or similar agreement and any other necessary agreement with respect to any Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto and (vi) any Securities issuable upon conversion, exercise or exchange of any Securities being issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. Common Stock. Assuming that the issuance and terms of any Common Stock and the terms of the acquisition transaction in connection with which the Common Stock is to be issued have been duly authorized, when (i) the Company has received the consideration therefor specified in any applicable acquisition, merger or other agreement approved by the Company’s board of directors or any authorized committee thereof, (ii) the consideration for such Common Stock is at least equal to the aggregate par value of such Common Stock, and (iii) in the case of any Common Stock to be issued upon the exchange or conversion of Preferred Stock, due exercise of such exchange or conversion rights in accordance with the terms of the applicable instruments, such Common Stock will be validly issued, fully paid and non-assessable.

2. Preferred Stock. Assuming that the issuance and terms of any series of Preferred Stock and the terms of the acquisition transaction in connection with which the Preferred Stock is to be issued have been duly authorized, when (i) a Statement with respect to Shares fixing and determining the terms of the Preferred Stock has been duly filed with the Department of State of the Commonwealth of Pennsylvania and accepted for recording, (ii) the Company has received the consideration therefor specified in any applicable acquisition, merger or other agreement approved by the Company’s board of directors or any authorized committee thereof, and (iii) the consideration for such Preferred Stock is at least equal to the aggregate par value of such Preferred Stock, such Preferred Stock will be validly issued, fully paid and non-assessable.

Aqua America, Inc.

February 27, 2015

The opinions expressed above with respect to validity, binding effect and enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP